Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2014, with respect to the consolidated financial statements of Summit Financial Services Group, Inc., and subsidiaries, as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, which is contained in the Form 424(b) filed as Exhibit 99.1 to the Form 8-K dated July 1, 2014 of RCS Capital Corporation.

We consent to the reference to our firm under the caption "Experts" in the registration statement.

/s/ Moore Stephens Lovelace, P. A.

December 18, 2014